    As filed with the Securities and Exchange Commission on January 31, 2003
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                             IMPERIAL SUGAR COMPANY
             (Exact name of registrant as specified in its charter)

                 Texas                                       74-0704500
    (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                       Identification No.)


          One Imperial Square                                77487-0009
           8016 Highway 90-A                                 (Zip Code)
              P.O. Box 9
           Sugar Land, Texas
(Address of Principal Executive Offices)

                                 --------------

                             IMPERIAL SUGAR COMPANY
                            LONG TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 --------------

                                William F. Schwer
                  Executive Vice President and General Counsel
                             Imperial Sugar Company
                               One Imperial Square
                                8016 Highway 90-A
                                   P.O. Box 9
                          Sugar Land, Texas 77487-0009
                     (Name and address of agent for service)

                                 (281) 491-9181
          (Telephone number, including area code, of agent for service)

                                 --------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                             Proposed maximum    Proposed maximum
Title of securities         Amount to be    offering price per  aggregate offering       Amount of
 to be registered           registered (1)       share (2)           price (2)       registration fee
------------------------------------------------------------------------------------------------------
Common Stock, without         1,234,568           $6.19             $7,641,975.92         $703.06
 par value (3)
------------------------------------------------------------------------------------------------------

======================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares as may become issuable under the plan as a result of the antidilution provisions of the plan.

(2) Estimated pursuant to Rules 457(c) and (h) solely for purposes of computing the registration fee and based on the average of the high and low sales prices reported on the OTC Bulletin Board on January 29, 2003.

(3) Includes the associated rights to purchase Series A Junior Participating Preferred Stock, which initially are attached to and trade with the shares of Common Stock being registered hereby.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information concerning the Imperial Sugar Company Long Term Incentive Plan (the "Plan") required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which Imperial Sugar Company, a Texas corporation ("Imperial"), has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-10307), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

          (1) Imperial's Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

          (2) Imperial's Current Reports on Form 8-K filed with the Commission on October 15, 2002, January 9, 2003 and January 14, 2003;

          (3) The description of Imperial's Common Stock, without par value (the "Common Stock"), contained in Imperial's Amendment No. 1 to Registration Statement on Form 8-A/A, filed with the Commission on January 31, 2003, as thereafter amended from time to time for the purpose of updating, changing or modifying such description; and

          (4) The description of the associated rights to purchase Imperial's Series A Junior Participating Preferred Stock, which trade together with the Common Stock, contained in Imperial's Registration Statement on Form 8-A, filed with the Commission on January 9, 2003, as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

     All documents filed by Imperial with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The consolidated balance sheets of Imperial and subsidiaries as of September 30, 2002 and 2001 and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity for the year ended September 30, 2002, the period from August 30, 2001 to September 30, 2001, the period from October 1, 2000 to August 29, 2001 and the year ended September 30, 2000 included in Imperial's Annual Report on Form 10-K for the year ended September 30, 2002 and incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article VII of Imperial's Amended and Restated Bylaws (the "Bylaws") obligates Imperial to indemnify its directors, officers, employees, agents and certain other persons serving at Imperial's request (each, an "Indemnitee") to the fullest extent permitted by applicable law in effect on August 31, 2001, including Article 2.02-1 of the Texas Business Corporation Act ("Article 2.02-1"), and to such greater extent as applicable law may thereafter permit, and provides for certain procedures with respect to such indemnification.

     Article 2.02-1 permits indemnification of directors, officers, employees, agents and certain nominees and designees of corporations under certain conditions and subject to certain limitations.

     Article 2.02-1 provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation only if it is determined in a prescribed manner that the person:

     .    conducted himself in good faith;

     .    reasonably believed:

          o in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and

          o in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

     . in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

No such person may be indemnified against judgments, penalties, fines or settlements resulting from a proceeding in which the person is found liable to the corporation or is found liable on the basis that he received an improper personal benefit (whether or not the benefit resulted from action taken in an official capacity), and indemnification against reasonable expenses shall be limited to those actually incurred in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     Further, Article 2.02-1 requires a corporation to indemnify an officer or director against reasonable expenses, including attorneys' fees, incurred in connection with a proceeding in which he is a named defendant or respondent because he is or was an officer or director if he has been wholly successful in defense of the proceeding. An officer or director may bring suit for such mandatory indemnification. Whether or not an officer or director meets the requirements for mandatory indemnification or qualifies for indemnification at the discretion of the corporation, a court may order the indemnification that it determines is proper and equitable. The court shall limit such indemnification to reasonable expenses actually incurred in connection with the proceeding if the officer or director is found liable to the corporation or if the officer or director is found liable on the basis that he received an improper personal benefit, whether or not the benefit resulted from action taken in an official capacity.

     In the event that an Indemnitee is not wholly successful, on the merits or otherwise, in a proceeding, but is successful as to any particular claim, material issue or substantial request for relief, Article VII of the Bylaws requires Imperial to indemnify such Indemnitee against all reasonable expenses actually incurred in connection with each such successful claim, issue or request for relief.

     In addition, Article 2.02-1 permits reasonable expenses incurred by a director, officer, employee or agent who was, is, or is threatened to be made a defendant or respondent in a proceeding, to be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under Article 2.02-1 and a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements. The written undertaking required by Article 2.02-1 must be an unlimited general obligation but need not be secured. It may be accepted without reference to the ability to make repayment. Article VII of the Bylaws obligates Imperial to advance such expenses to Indemnitees to the fullest extent permitted by applicable law (including Article 2.02-1).

     The Bylaws provide that if the request for indemnification is sent prior to certain specified changes of control, any determination of an Indemnitee's right to receive indemnification or the advancement of expenses, and any determination as to the reasonableness of expenses must be made:

     . by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

     . if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

     . by special legal counsel selected by the board of directors or a committee of the board by vote as described in the two preceding bullets, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

     . by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

Pursuant to Article 2.02-1, the authorization of indemnification and the determination as to the reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, unless such determination is made by special legal counsel, in which case the authorization of indemnification and determination as to reasonableness of expenses must be made by the board of directors or a committee of the board in the manner described in the first two bullet points above or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors.

     The Bylaws further provide that in the event the request for indemnification is sent following any such change of control, an Indemnitee's entitlement to indemnification shall be determined exclusively by special legal counsel selected by such person, subject to Imperial's right to object to the special legal counsel selected by such person, and such person shall be presumed (except as otherwise expressly provided in Article 2.02-1 or the Bylaws) to be entitled to indemnification. Imperial shall have the burden of proof to overcome this presumption in reaching a determination that such person is not entitled to indemnification.

     Further, Article 2.02-1 permits Imperial to purchase and maintain insurance on behalf of certain persons. Policies of insurance are maintained by Imperial under which the directors and officers of Imperial are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, and certain liabilities which they are parties by reason of being or having been such directors or officers.

     The Amended and Restated Articles of Incorporation of Imperial, as amended, contain no limitation on such indemnification or insurance.

     Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act permits a corporation to provide in its Articles of Incorporation that a director shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for the liability of a director for:

     . a breach of a director's duty of loyalty to the corporation or its shareholders;

     . an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

     . a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     . an act or omission for which the liability of a director is expressly provided for by statute.

     Article IX of the Amended and Restated Articles of Incorporation of Imperial, in accordance with the provisions of the Texas Miscellaneous Corporation Laws Act, provides that no director shall be liable to Imperial or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for the liability of such director for:

     . a breach of a director's duty of loyalty to the corporation or its shareholders;

     . an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

     . a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

     . an act or omission for which the liability of a director is expressly provided for by statute; or

     . an act related to an unlawful stock repurchase or payment of a dividend.

     The above discussion of Article 2.02-1, the Texas Miscellaneous Corporation Laws Act and Imperial's Amended and Restated Articles of Incorporation and the Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by reference to such statutes, the Amended and Restated Articles of Incorporation of Imperial and the Bylaws, each as amended.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     Exhibit
     Number         Document Description
     ------         --------------------

       4.1     --   Amended and Restated Articles of Incorporation of Imperial
                    (incorporated by reference to Exhibit 3.1 of Imperial's
                    Current Report on Form 8-K dated September 12, 2001, File
                    No. 001-10307).

       4.2     --   Articles of Amendment dated February 28, 2002, to the
                    Amended and Restated Articles of Incorporation of Imperial
                    (incorporated by reference to Exhibit 3(a)(2) of Imperial's
                    Annual Report on Form 10-K for the year ended September 30,
                    2002, File No. 001-10307).

       4.3     --   Amended and Restated Bylaws of Imperial (incorporated by
                    reference to Exhibit 3.2 of Imperial's Current Report on
                    Form 8-K dated September 12, 2001, File No. 001-10307).

       4.4     --   Rights Agreement dated as of December 31, 2002 between
                    Imperial and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution
                    Establishing Series of Shares designated Series A Junior
                    Participating Preferred Stock, as Exhibit B the form of
                    Rights Certificate and as Exhibit C the Summary of Rights to purchase units representing one-hundredth of a share of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4(a) of Imperial's

                    Annual Report on Form 10-K for the year ended September 30, 2002, File No. 001-10307).

       4.5    --    Imperial Sugar Company Long Term Incentive Plan
                    (incorporated by reference to Exhibit 10(f) of Imperial's
                    Annual Report on Form 10-K for the year ended September 30,
                    2001, File No. 001-10307).

      *5.1    --    Opinion of Baker Botts L.L.P. as to the legality of
                    securities.

      *23.1   --    Consent of Deloitte & Touche LLP.

      *23.2   --    Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

      *24.1   --    Powers of Attorney (included on the signature page of the
                    Registration Statement).

-------------------------

* Filed herewith.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on January 31, 2003.

                                    IMPERIAL SUGAR COMPANY



                                    By: /s/ Robert A. Peiser
                                       -----------------------------------------
                                       Robert A. Peiser
                                       President and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below appoints Robert A. Peiser, President and Chief Executive Officer of Imperial, Darrell D. Swank, Executive Vice President and Chief Financial Officer of Imperial, and William F. Schwer, Executive Vice President and General Counsel of Imperial, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his capacity as a director or officer or both, as the case may be, of Imperial, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Imperial to comply with the Securities Act, and to file the same with the Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on January 31, 2003.

               SIGNATURE                                     TITLE
               ---------                                     -----

     /s/ Robert A. Peiser                     Director, President and Chief
-------------------------------------         Executive Officer
         Robert A. Peiser                     (Principal Executive Officer)

     /s/ Darrell D. Swank                     Executive Vice President and Chief
-------------------------------------         Financial Officer
         Darrell D. Swank                     (Principal Financial Officer)

     /s/ H.P. Mechler                         Vice President - Accounting
-------------------------------------         (Principal Accounting
         H.P. Mechler                         Officer)

     /s/ Robert J. McLaughlin
-------------------------------------         Chairman of the Board of Directors
         Robert J. McLaughlin

     /s/ Curtis G. Anderson
-------------------------------------         Director
         Curtis G. Anderson

     /s/ Gaylord O. Coan
-------------------------------------         Director
         Gaylord O. Coan

     /s/ James J. Gaffney
-------------------------------------         Director
         James J. Gaffney

     /s/ Yves-Andre Istel
-------------------------------------         Director
         Yves-Andre Istel

     /s/ James A. Schlindwein
-------------------------------------         Director
         James A. Schlindwein

     /s/ John K. Sweeney
-------------------------------------         Director
         John K. Sweeney

                                  EXHIBIT INDEX

     Exhibit
     Number         Document Description
     ------         --------------------

       4.1    --    Amended and Restated Articles of Incorporation of Imperial
                    (incorporated by reference to Exhibit 3.1 of Imperial's
                    Current Report on Form 8-K dated September 12, 2001, File
                    No. 001-10307).

       4.2    --    Articles of Amendment dated February 28, 2002, to the
                    Amended and Restated Articles of Incorporation of Imperial
                    (incorporated by reference to Exhibit 3(a)(2) of Imperial's
                    Annual Report on Form 10-K for the year ended September 30,
                    2002, File No. 001-10307).

       4.3    --    Amended and Restated Bylaws of Imperial (incorporated by
                    reference to Exhibit 3.2 of Imperial's Current Report on
                    Form 8-K dated September 12, 2001, File No. 001-10307).

       4.4    --    Rights Agreement dated as of December 31, 2002 between
                    Imperial and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution
                    Establishing Series of Shares designated Series A Junior
                    Participating Preferred Stock, as Exhibit B the form of
                    Rights Certificate and as Exhibit C the Summary of Rights to purchase units representing one-hundredth of a share of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4(a) of Imperial's Annual Report on Form 10-K for the year ended September 30, 2002, File No.
                    001-10307).

       4.5    --    Imperial Sugar Company Long Term Incentive Plan
                    (incorporated by reference to Exhibit 10(f) of Imperial's
                    Annual Report on Form 10-K for the year ended September 30,
                    2001, File No. 001-10307).

      *5.1    --    Opinion of Baker Botts L.L.P. as to the legality of
                    securities.

     *23.1    --    Consent of Deloitte & Touche LLP.

     *23.2    --    Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

     *24.1    --    Powers of Attorney (included on the signature page of the
                    Registration Statement).

-------------------------

* Filed herewith